TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made by USANA Health Sciences, Inc. (“USANA” or the “Company”) and Jim Brown (hereinafter referred to as “you” or “your”) effective as of the Effective Date defined in Section 18 of this Agreement.

    WHEREAS, you are employed by USANA as the Chief Executive Officer (your “Employment”);

    WHEREAS, as of January 7, 2026 your role and position with USANA changed to Strategic Advisor (“Strategic Advisor” and also referred to herein as your “Employment”);

    WHEREAS, upon the expiration of the Employment Period (as defined below), your Employment with USANA will conclude;

WHEREAS, you and USANA desire to fully and finally settle all issues, differences, and claims, whether potential or actual, between you and USANA, including, but not limited to, any claims that might arise out of your Employment and the termination of your Employment with USANA;

WHEREAS, in connection with the change of role and position, you and USANA now desire to enter into this Agreement, which sets forth a mutually satisfactory arrangement concerning, among other things, your continued role and payment of compensation and severance to which you would otherwise not be entitled.

    NOW, THEREFORE, in consideration of the promises set forth herein, you and USANA agree as follows:

    1.    Continued Role. In your position as Strategic Advisor, you will, as requested from time to time, provide advice and insights as an advisor as requested by Kevin Guest, Chief Executive Officer and Chairman of the Board and continue as the Legal Representative in China. USANA will work to lawfully remove you as Legal Representative of BabyCare, Ltd. in China as soon as possible, but, as you know, this change requires approval from applicable regulatory authorities in China.

2.    Consideration. Subject to the other provisions of this Agreement, as consideration for this Agreement, USANA agrees to the following:

(a)    Subject to the other provisions in this Agreement, including without limitation this Section and Section 9, USANA shall continue your Employment as Strategic Advisor commencing on the Effective Date and ending on the Separation Date (as defined below) (the “Employment Period”);

(b)    USANA shall pay the sum of $31,692.30 per pay period (bi-weekly), less applicable taxes and withholdings, on its normal payroll cycle during the Employment

Period starting on the pay period following the Effective Date. You will remain eligible to receive any bonus payout (if and when approved by the Compensation Committee of the Board of Directors) under the 2025 executive bonus plan, less applicable taxes and withholdings, unless the Employment Period is terminated pursuant to Section 9 of this Agreement. You will not be eligible to participate in the 2026 executive bonus plan;

(c)    During the Employment Period, USANA shall continue to provide you with the employment benefits offered to similarly situated employees of the Company excluding Paid Vacation and Sick Leave; Any accrued and unused vacation as of 01-07-2026 will be paid and included in the final payment due according to this Transition Agreement.
(d)    All equity awards previously issued to you which have not vested as of the Separation Date will be cancelled;

(e)    You will continue to conduct yourself in a professional manner and comply with all requirements set forth in all USANA policies and procedures;

(f)    As set forth below in Section 3 and Exhibit A, Separation and Release Agreement (“the Release Agreement”), you will receive three (3) annual payments of $500,000 each, payable on 1/1/2027, 1/1/2028, and 1/1/2029 respectively, less applicable deductions and withholdings for state and federal taxes, provided you that you comply with your obligations under this Agreement and Release Agreement and you timely execute the Release Agreement in accordance with Section 3 and do not rescind or revoke the Release Agreement. Subject to the conditions of this agreement, you will also be entitled to eighteen (18) months (up until June 30, 2028) of continued medical insurance coverage and dental insurance coverage after your Separation Date under the federal law known as COBRA), and related benefits, after the Separation Date and as set forth in the Release Agreement once it is signed by both parties and becomes effective (as defined below). USANA’s requirement to pay you the consideration outlined in this Section 2(f), Section 3, and Exhibit A is contingent upon you continuing to serve as legal representative for BabyCare, Ltd. in China until USANA is able to lawfully remove you from this role with applicable Chinese regulatory authorities.
(g)    So long as you fulfill the conditions set forth in this Agreement, the Company shall execute and comply with the terms of the Release Agreement following the Separation Date. If you violate or breach any obligations or continuing obligations to the Company as outlined in this Agreement, USANA shall be relieved of further payments and performance hereunder.

The Employment Period will end upon the earlier of your breach of this Agreement, or December 31, 2026 (the “Separation Date”).

You acknowledge that you would not be entitled to continued employment as Strategic Advisor, severance or the other benefits as outlined herein but for this Agreement and that such consideration is in addition to any benefits or compensation owed to you by USANA. Under this Agreement and as an employee of USANA you continue to be subject to the policies, provisions, terms and conditions of the employee handbook and all other USANA policies.

3.    Post-Employment Release Agreement. In consideration of the promises and benefits to you set forth herein (the “Consideration”), on or within forty-five days after the Separation Date, you and USANA shall execute the Release Agreement. You will only be entitled to the severance amount as set forth in the Release Agreement if you have complied with, and are continuing to comply with, the following:

(a)    your duties, responsibilities, and obligations under this Agreement and the Release Agreement;

(b)    you do not breach any of the provisions of either this Agreement, the Release Agreement, or the Confidentiality, Non-Disclosure and Non-Solicitation Agreement;

(c)    you sign and deliver the Release Agreement on or within forty-five days after the Separation Date; and

(d)    you do not rescind or revoke this Agreement or the Release Agreement; and

(e)    you continue to serve as legal representative for BabyCare, Ltd. in China until USANA is able to lawfully remove you from this role with applicable Chinese regulatory authorities.

You acknowledge that you would not be entitled to the payments in the Release Agreement but for this Agreement and any payments arising out of the Release Agreement are conditioned upon your execution of the Release Agreement.

4.    Release and Waiver of Claims.

(a)     For and in consideration of the Consideration, and for other good and valuable consideration set forth herein, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective as of the Effective Date, do fully and forever release, remise and discharge USANA and each direct or indirect parent(s), subsidiaries, and/or affiliates (collectively, the “Company Group”), and each of their direct and indirect parents, subsidiaries and affiliates, together with their respective, current and former, officers, directors, partners, shareholders, members, owners, employees, attorneys, and agents (collectively, the “Company Parties”), from any and all claims whatsoever up to the Effective Date which you had, may have had, or now have against the Company Parties, for or by reason of any matter, cause or thing whatsoever, including without limitation any claim arising out of or attributable to your Employment or the termination of your Employment with USANA or any member of the Company Group whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, failure to hire, re-hire, or contract with as an independent contractor, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq.; the Civil Rights Act of 1991; the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 1201 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the National Labor Relations Act, 29 U.S.C. § 151 et seq.; the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, 38 U.S.C. § 4212 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq.; the Equal Pay Act of 1963, 29 U.S.C. §206 et seq.; the Older Workers Benefit Protection Act; the Uniformed Services Employment and Reemployment Rights Act; the Immigration Reform and Control Act; the Lilly Ledbetter Fair Pay Act; the Families First Coronavirus Response Act; the Coronavirus Aid, Relief and Economic Security Act; the Utah Antidiscrimination Act, Utah Code Ann. § 34A-5-1060 et seq.; the Utah Payment of Wages Act, Utah Code Ann. § 34-28-1 et seq.; the Utah Minimum Wage Act, Utah Code Ann. § 34-40-101 et seq.; the Utah Labor Rules; the Utah Genetic Testing Privacy Act; the Internet Employment Privacy Act; the Utah Right to Work Law; the Utah Public Order and Decency Law; the Utah Employment Relations and Collective Bargaining Act; the Utah Protection of Activities in Private Vehicles Act; the Utah Employment Selection Procedures law; the Utah Occupational Safety and Health Act; any other federal, state, or local human or civil rights, wage-hour, pension or labor law, rule and/or regulation, each as may be amended from time to time; all other federal, state and local laws, statutes, and ordinances; the common law; and any other purported restriction on an employer’s right to terminate the employment of employees, to the extent applicable and enforceable by law. As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise. The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permitted by applicable law.

(b)    You acknowledge and agree that as of the Effective Date you have no knowledge of any facts or circumstances that give rise to or could give rise to any claims under any of the laws listed in the preceding paragraph.

(c)    Nothing contained in this Section 4 shall be a waiver of any claims that cannot be waived by law.

(d)    Without limiting the scope of the release herein, the release also includes, without limitation, any claims or potential claims against any of the Company Group for wages, earned vacation, paid time off, bonuses, expenses, severance pay, and benefits earned through the date of the execution of this Agreement. Such amounts are not consideration for this Agreement but are instead considered earned compensation which will be paid out in accordance with applicable law.

(e)    You understand that nothing contained in this Agreement, including, but not limited to, this Section 4, will be interpreted to prevent you from engaging in Protected Activity as set forth in Section 8. However, you agree that you are waiving the right to monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding.

    5.     Right to Revoke and Rescind. You are hereby informed of your right to revoke your release of claims, insofar as it extends to potential claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), by informing USANA of your intent to do so within 7 calendar days following your signing of this Agreement (the “Revocation Period”). You understand that any such revocation or rescission must be made in writing and delivered by hand or by certified mail, return receipt requested, postmarked on or before the last day within the applicable revocation period to: USANA Health Sciences, Inc., Attn: Paul Jones, Chief People Officer, 3838 West Parkway Boulevard, Salt Lake City, UT 84120, with a copy to Joshua Foukas, General Counsel & Chief Legal Officer at the same address.

6.    Opportunity for Review; Acceptance. You have 45 days after this Agreement is provided to you to review and consider whether to sign this Agreement (the “Review Period”). Changes to this Agreement, whether material or immaterial, will not restart the 45-day consideration period. During this time, USANA advises you to consult with an attorney of your choice. To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of the Agreement to USANA Health Sciences, Inc., Attn: Paul Jones, Chief People Officer, 3838 West Parkway Boulevard, Salt Lake City, UT 84120, with a copy to Joshua Foukas, Chief Legal Officer at the same address. In the event of your failure to execute and deliver this Agreement prior to the expiration of the Review Period, this Agreement will be null and void and of no effect, and neither USANA nor any member of the Company Group will have any obligations hereunder.

By execution of this Agreement, you expressly waive any and all rights or claims arising under the ADEA and: (a) You acknowledge that this waiver of rights or claims arising under the ADEA is in writing, and is knowing, voluntary and understood by you; (b) You expressly understand that this waiver specifically refers to rights or claims arising under the ADEA; (c) You expressly understand that by execution of this Agreement, you do not waive any rights or claims under the ADEA that may arise after the date the waiver is executed; (d) You acknowledge that the waiver of rights or claims arising under the ADEA is in exchange for the Consideration, which is above and beyond that to which you are entitled; (e) You acknowledge that the Company is expressly advising you to consult with an attorney of your choosing prior to executing this Agreement; (f) You have been advised by the Company that you are entitled to up to forty-five (45) days from receipt of this Agreement within which to consider this Agreement, which period is referred to as the Review Period; (g) You acknowledge that you have been advised by the Company that you are entitled to revoke (in the event you execute this Agreement) this waiver of rights or claims arising under the ADEA within seven (7) days after executing this Agreement and that said waiver will not be, and does not become, effective or enforceable until the seven (7) day Revocation Period has expired; (h) The parties agree that should you exercise your right to revoke the waiver, this entire Agreement, and its obligations, including, but not limited to the obligation to provide you with Consideration and any other benefits, are null, void and of no effect; (i) You acknowledge and agree that you will communicate your decision to accept or reject this Agreement to the Company as provided herein; and (j) Nothing in this Agreement shall be construed to prohibit you from engaging in Protected Activity as set forth in Section 8, though you have waived any right to monetary relief. In addition, you acknowledge that you have been provided with a Notice of Displaced Workers as required under the Older Workers Benefit Protection Act, attached as Exhibit B. Should you elect to revoke this Agreement within the Revocation Period, a written notice of revocation shall be delivered to USANA Health Sciences, Inc., Attn: Paul Jones, Chief People Officer, 3838 West Parkway Boulevard, Salt Lake City, UT 84120.

7.    Intentionally Omitted

8.    Protected Activity Not Prohibited.
(a)    You understand that nothing in this Agreement in any way limits or prohibits you from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including but not limited to the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”).
(b)    You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, USANA. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information under this Agreement or the Employment Agreement to any parties other than the Government Agencies.
(c)    You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in this Agreement or the Employment Agreement regarding your right to engage in Protected Activity that conflicts with, or is contrary to, this Section is superseded by this Agreement.
(d)    Pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
9.    Termination of Employment Period. If you materially breach any provision of this Agreement, USANA may immediately terminate your Employment and, in such event, USANA shall be relieved of any further performance of its obligations (monetary or otherwise) under this Agreement. Such termination or suspension of USANA’s performance does not relieve you from the release of claims signed in this Agreement or in Exhibit A once it becomes effective.

10.    Non-Disparagement and Non-Retaliation.    Except as set forth in Section 8, you agree at all times to refrain from making any disparaging statements or communications, including without limitation social media posts, whether public or private, regarding the Company and any of the Company Parties. As used in this paragraph, “disparaging” means anything unflattering and/or negative, whether such communication is true or untrue.

    11.    Knowing and Voluntary Waiver. You expressly acknowledge and agree that you (a) are able to read the language, and understand the meaning and effect, of this Agreement; (b) are specifically agreeing to the terms of the release contained in this Agreement because USANA has agreed to pay you the Consideration, which USANA has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever have had, and because of your execution, of this Agreement; (c) acknowledge that but for your execution of this Agreement, you would not be entitled to the Consideration; (d) were advised to consult with your attorney regarding the terms and effect of this Agreement; and (e) have signed this Agreement knowingly and voluntarily. You agree that no promise or inducement has been offered except as set forth in this Agreement, and that you are signing this Agreement without reliance upon any statement or representation by USANA or any representative or agent of USANA except as set forth in this Agreement. You agree and acknowledge that you have been provided with a reasonable and sufficient period of forty-five (45) days within which to consider whether or not to accept this Agreement.

    12.    No Suit. Except as set forth in Section 8, you represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation reasonable attorneys’ fees of USANA or any of the Company Group against whom you have filed such a complaint, charge or lawsuit. Nothing in this Agreement shall be construed to prohibit you from filing a charge or complaint with the EEOC or any other governmental agency or entity, or from participating in any investigation conducted by the EEOC or any other governmental agency or entity, though you have waived any right to monetary relief.

    13.    Successors and Assigns. The provisions of this Agreement shall be binding on and inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns.

    14.    Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

15.    Return of Property; Data Security Obligations. You represent and warrant that you will return to USANA all documents, property and records owned by, belonging to or created by USANA, or any other Releasee, and all copies thereof (the “USANA Property”). You also represent and warrant that you will not retain any copies of any USANA Property and that you will have no USANA Property in your possession, custody or control. The USANA Property includes, but is not limited to, keys, wares, products, complete and/or partial documents, correspondence, reports, memoranda, notes, software, computer disks, manuals, computerized information and reports. USANA will permit you to keep the laptop computer and cell phone provided to you by USANA, provided that you permit USANA to remove all USANA property, data, software, and information from the devices and cloud sources.

USANA’s obligations under this Agreement are contingent upon you returning all USANA property, documents, data, software, and other information as set forth above.

16.    Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you, USANA or any member of the Company Group.

17.    Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the subject matter hereof, including without limitation the termination of your Employment. Except as set forth in Section 7, this Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

18.    Effective Date. The Effective Date, as used in this agreement, is defined as the eighth day after you sign this Agreement, and the Agreement is signed by the Company. So long as the Company signs the Agreement within the eight-day waiting period between your signature and the Effective Date and the Agreement is not revoked during the Revocation Period, the Effective Date will be on the eighth day. The Company will make payments to you owed under this Agreement in accordance with established Company payroll practices and further detailed in Section 2(b) after the Effective Date.

19.    Amendments; Waiver. This Agreement and the accompanying Release Agreement may not be altered or amended, and no right hereunder may be waived, except by an instrument executed by each of the parties hereto. No waiver of any term, provision, or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

20.    Governing Law; Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF UTAH, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE. ANY DISPUTE ARISING OUT OF THIS AGREEMENT, OR THE BREACH THEREOF, SHALL BE BROUGHT IN A COURT OF COMPETENT JURISDICTION IN SALT LAKE COUNTY, THE STATE OF UTAH, THE PARTIES EXPRESSLY CONSENTING TO VENUE IN SALT LAKE COUNTY, THE STATE OF UTAH. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. THE PREVAILING PARTY IN ANY LAWSUIT THAT GIVES RISE TO CLAIMS GOVERNED BY THIS AGREEMENT SHALL BE ENTITLED TO AN AWARD OF ATTORNEYS’ FEES FROM THE OTHER PARTY.

21.    Tax Consequences. USANA makes no representations or warranty with respect to the tax consequences of the payments and any other consideration provided to you or made on your behalf under the terms of this Agreement. You agree that you are responsible for payment, if any, of local, state, and federal taxes on the payments and any other consideration provided hereunder by USANA and any penalties or assessments thereon. You further agree to indemnify and hold the USANA harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against USANA for any amounts claimed due on account of (a) your failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by USANA by reason of any such claims, including attorneys’ fees and costs.

22.    Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury

Regulations. USANA and you will work together in good faith to consider either (a) amendments to this Agreement; or (b) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to you under Section 409A. In no event will USANA reimburse you for any taxes that may be imposed on employees as a result of Section 409A.

23.    Cooperation. For and in consideration of the Consideration, you agree to assist the Company in your transition from CEO to Strategic Advisor and to continue to serve as legal representative for BabyCare, Ltd. in China until USANA is able to lawfully remove you from this role with applicable Chinese regulatory authorities.

24.    Review. You hereby acknowledge that USANA’s in-house legal department represents USANA with regards to the preparation and negotiation of this Agreement and that you have been encouraged to obtain legal counsel at your own expense to represent you.

25.    Injunctive Relief. You acknowledge that it would be difficult to fully compensate USANA for damages resulting from any breach of your continuing Employment obligations to USANA, as well as the provisions of Sections 7, 10, or 15 of this Agreement. Accordingly, in the event of any actual or threatened breach of such provisions, USANA shall (in addition to any other remedies that it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages.

26.    Confidentiality. Except as set forth in Section 8 and otherwise allowed by law, the parties intend that this Agreement be confidential. You warrant that you have not disclosed, and agree that you will not in the future disclose, the terms of this Agreement, or the terms of the consideration to be paid hereunder, to any person other than your attorney, spouse, tax advisor, or representatives of the EEOC or a comparable state agency, all of whom shall be bound by the same prohibitions against disclosure as bind you, and you shall be responsible for advising these individuals of this confidentiality provision and obtaining their commitment to maintain such confidentiality. You shall not provide or allow to be provided to any person this Agreement, or any copies thereof, nor shall you now or in the future disclose in any way any information concerning any purported claims, charges, or causes of action against the Company or any of the Company Group to any person, with the sole exception of communications with your spouse, attorney, tax advisor, or representatives of the EEOC or a comparable state agency, unless otherwise ordered to do so by a court or agency of competent jurisdiction.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Jim Brown _________________________________ Date:____________________________	USANA HEALTH SCIENCES, INC. By: _________________________________ Its: _________________________________ Date:________________________________

EXHIBIT A

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is made by, pursuant to, and confirms the following understandings and agreements among, USANA Health Sciences, Inc. (“USANA” or the “Company”) and Jim Brown (hereinafter referred to as “you” or “your”). This Agreement is effective as of the Effective Date defined in Section 17 of this Agreement.

    WHEREAS, your employment with USANA as Strategic Advisor to the Chief Executive Officer has terminated effective as of the Separation Date (as defined in the Transition Agreement); and

    WHEREAS, pursuant to the Transition Agreement by and between the Company and you, the Company has agreed to pay you certain amounts and to provide you with certain rights and benefits, subject to the execution of this Agreement;

    NOW, THEREFORE, in consideration of the promises set forth herein, you and USANA agree as follows:

    1.    Employment Status and Effect of Separation.

(a)You acknowledge, and USANA hereby accepts, your separation from your Employment, and from any position you held or hold at USANA, effective as of the Separation Date. From and after the Separation Date, you agree not to represent yourself as an employee, officer, director, agent or representative of USANA for any purpose.

    (b)    The Separation Date shall be the termination date of your Employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through USANA. In connection with your separation, you will be entitled to receive amounts payable to you under any retirement and fringe benefit plans maintained by USANA and in which you participate in accordance with the terms of each such plan and applicable law.

(c)    You acknowledge and agree that you have been paid all wages, benefits, and amounts owed to you as of the date of your signature on this Agreement, and that all of the payment(s) and other benefits you have received as of the Effective Date are in full discharge and satisfaction of any and all liabilities and obligations of USANA or any of its direct or indirect parent(s), subsidiaries, and/or affiliates (collectively, the “Company Group”) to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of USANA or any other member of the Company Group and/or any alleged understanding or arrangement between you and USANA or any other member of the Company Group.

2.    Acknowledgement. You acknowledge that as of the Separation Date (assuming that the Separation Date is December 31, 2026, and not earlier as could occur in accordance with the Transition Agreement), all unvested equity grants will be cancelled.

3.    Release and Waiver of Claims.

    (a)    USANA will pay you, as a severance payment (the “Consideration”) equal to one million five hundred thousand dollars ($1,500,000). The consideration will be paid in three (3) annual payments of $500,000 each, payable on 1/1/2027, 1/1/2028, and 1/1/2029 respectively, less applicable deductions and withholdings for state and federal taxes. These payments will begin within ten (10) business days after the Effective Date and the expiration of the Revocation Period of this Agreement, provided that you do not rescind or revoke this Agreement and this Agreement becomes effective and this Agreement is executed within the time period required by the Transition Agreement. As further Consideration, USANA agrees to provide, at its expense, eighteen (18) months of continued medical insurance coverage and dental insurance coverage for you after your Separation Date (up until June 30, 2028) under the federal law known as COBRA. After that period has expired, you may elect to continue to receive medical and dental coverage under COBRA. However, if you elect to receive COBRA coverage, you will be required to pay the premiums for such coverage. COBRA information will be mailed to you at your home mailing address and you must properly complete all the applicable paperwork before the applicable deadlines in order to qualify. You acknowledge that the Consideration represents monies that are not earned wages and to which you would not be entitled but for this Agreement. If you materially breach any of the terms of this Agreement, the Company may stop payments of any outstanding Consideration and you will be required to return all Consideration previously paid to you. USANA’s obligation to pay you the consideration outlined in this Section 3(a) is contingent upon you continuing to serve as legal representative for BabyCare, Ltd. in China until USANA is able to lawfully remove you from this role with applicable Chinese regulatory authorities. If you violate or breach any obligations or continuing obligations to the Company as outlined in this Agreement, USANA shall be relieved of further payments and performance hereunder

    (b)     For and in consideration of the Consideration, and for other good and valuable consideration set forth herein, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective as of the Effective Date, do fully and forever release, remise and discharge USANA and each direct or indirect parent(s), subsidiaries, and/or affiliates (collectively, the “Company Group”), and each of their direct and indirect parents, subsidiaries and affiliates, together with their respective, current and former, officers, directors, partners, shareholders, members, owners, employees, attorneys, and agents (collectively, the “Company Parties”), from any and all claims whatsoever up to the Effective Date which you had, may have had, or now have against the Company Parties, for or by reason of any matter, cause or thing whatsoever, including without limitation any claim arising out of or attributable to your Employment or the termination of your Employment with USANA or any member of the Company Group whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, failure to hire, re-hire, or contract with as an independent contractor, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq.; the Civil Rights Act of 1991; the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 1201 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the National Labor Relations Act, 29 U.S.C. § 151 et seq.; the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, 38 U.S.C. § 4212 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq.; the Equal Pay Act of 1963, 29 U.S.C. §206 et seq.; the Older Workers Benefit Protection Act; the Uniformed Services Employment and Reemployment Rights Act; the Immigration Reform and Control Act; the Lilly Ledbetter Fair Pay Act; the Families First Coronavirus Response Act; the Coronavirus Aid, Relief and Economic Security Act; the Utah Antidiscrimination Act, Utah Code Ann. § 34A-5-1060 et seq.; the Utah Payment of Wages Act, Utah Code Ann. § 34-28-1 et seq.; the Utah Minimum Wage Act, Utah Code Ann. § 34-40-101 et seq.; the Utah Labor Rules; the Utah Genetic Testing Privacy Act; the Internet Employment Privacy Act; the Utah Right to Work Law; the Utah Public Order and Decency Law; the Utah Employment Relations and Collective Bargaining Act; the Utah Protection of Activities in Private Vehicles Act; the Utah Employment Selection Procedures law; the Utah Occupational Safety and Health Act; any other federal, state, or local human or civil rights, wage-hour, pension or labor law, rule and/or regulation, each as may be amended from time to time; all other federal, state and local laws, statutes, and ordinances; the common law; and any other purported restriction on an employer’s right to terminate the employment of employees. As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise. The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permitted by applicable law.

(c)    You acknowledge and agree that as of the Effective Date you have no knowledge of any facts or circumstances that give rise to or could give rise to any claims under any of the laws listed in the preceding paragraph.

    (d)    Nothing contained in this Section 3 shall be a waiver of any claims that cannot be waived by law.

    (e)    Without limiting the scope of the release herein, the release also includes, without limitation, any claims or potential claims against any of the Company Group for wages, earned vacation, paid time off, bonuses, expenses, severance pay, and benefits earned through the date of the execution of this Agreement. Such amounts are not consideration for this Agreement.

(f)    You understand that nothing contained in this Agreement, including, but not limited to, this Section 3, will be interpreted to prevent you from engaging in Protected Activity as set forth in Section 7. However, you agree that you are waiving the right to monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding.

    4.     Right to Revoke and Rescind. You are hereby informed of your right to revoke your release of claims, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing USANA of your intent to do so within 7 calendar days following your signing of this Agreement (the “Revocation Period”). You understand that any such revocation or rescission must be made in writing and delivered by hand or by certified mail, return receipt requested, postmarked on or before the last day within the applicable revocation period to: USANA Health Sciences, Inc., Attn: Paul Jones, 3838 West Parkway Boulevard, Salt Lake City, UT 84120, with a copy to Josh Foukas, General Counsel & Chief Legal Officer, at the same address.

5.    Opportunity for Review; Acceptance. You acknowledge that you have had up to 45 days to review and consider whether to sign this Agreement. Changes to this Agreement, whether material or immaterial, will not restart the 45-day consideration period. During this time, USANA advises you to consult with an attorney of your choice. To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of the Agreement to USANA Health Sciences, Inc., Attn: Paul Jones, 3838 West Parkway Boulevard, Salt Lake City, UT 84120. In the event of your failure to execute and deliver this Agreement prior to the expiration of the Review Period, this Agreement will be null and void and of no effect, and neither USANA nor any member of the Company Group will have any obligations hereunder.

By execution of this Agreement, you expressly waive any and all rights or claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) and: (a) You acknowledge that this waiver of rights or claims arising under the ADEA is in writing, and is knowing, voluntary and understood by you; (b) You expressly understand that this waiver specifically refers to rights or claims arising under the ADEA; (c) You expressly understand that by execution of this Agreement, you do not waive any rights or claims under the ADEA that may arise after the date the waiver is executed; (d) You acknowledge that the waiver of rights or claims arising under the ADEA is in exchange for the Consideration, which is above and beyond that to which you are entitled; (e) You acknowledge that the Company is expressly advising you to consult with an attorney of your choosing prior to executing this Agreement; (f) You have been advised by the Company that you are entitled to up to forty-five (45) days from receipt of this Agreement within which to consider this Agreement, which period is referred to as the Review Period; (g) You acknowledge that you have been advised by the Company that you are entitled to revoke (in the event you execute this Agreement) this waiver of rights or claims arising under the ADEA within seven (7) days after executing this Agreement and that said waiver will not be, and does not become, effective or enforceable until the seven (7) day Revocation Period has expired; (h) The parties agree that should you exercise your right to revoke the waiver, this entire Agreement, and its obligations, including, but not limited to the obligation to provide you with Consideration and any other benefits, are null, void and of no effect; (i) You acknowledge and agree that you will communicate your decision to accept or reject this Agreement to the Company as provided herein; and (j) Nothing in this Agreement shall be construed to prohibit you from engaging in Protected Activity as set forth in Section 7, though you have waived any right to monetary relief. In addition, you acknowledge that you have been provided the Notice to Displaced Workers as required under the Older Workers Benefit Protection Act, attached as Exhibit B to the Transition Agreement. Should you elect to revoke this Agreement within the Revocation Period, a written notice of revocation shall be delivered to USANA Health Sciences, Inc., Attn: Joshua Foukas, 3838 West Parkway Boulevard, Salt Lake City, UT 84120.

6.    Intentionally Omitted

7.    Protected Activity Not Prohibited.
(a)    You understand that nothing in this Agreement in any way limits or prohibits you from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”).
(b)    You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, USANA. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information under this Agreement or the Employment Agreement to any parties other than the Government Agencies.
(c)    You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in this Agreement or the Employment Agreement regarding your right to engage in Protected Activity that conflicts with, or is contrary to, this Section is superseded by this Agreement.
(d)    Pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
8.    Confidential Information. You recognize and acknowledge that USANA’s business and continued success depends upon the use and protection of confidential and proprietary business information, including, without limitation, the information and technology developed by or available through licenses to any member of the Company Group to which you had access during your Employment (all such information being “Confidential Information”). The phrase Confidential Information will be interpreted to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to any member of the Company Group’s or its subsidiaries’ or affiliates’ (including their predecessors) current or potential business and (ii) not generally or publicly known. Confidential Information includes, without limitation, the information, observations and data obtained by you while employed by any member of the Company Group and its subsidiaries (or any of their predecessors) or while performing services hereunder concerning the business or affairs of any member of the Company Group or any of its subsidiaries or affiliates, the identities of the current, former or prospective employees, suppliers and customers of any member of the Company Group or its subsidiaries, development, transition and transformation plans, fee schedules, information system materials, methodologies and methods of doing business, strategic, marketing and expansion plans, financial and business plans, financial data, pricing information, employee lists and telephone numbers, locations of sales representatives, new and existing customer or supplier programs and services, customer terms, customer service and integration processes, requirements and costs of providing service, support and equipment. Provided, however, that the phrase does not include information that (a) was lawfully in your possession prior to disclosure of such information by any member of the Company Group; (b) was, or at any time becomes, available in the public domain other than through a violation of this Agreement; (c) is documented by you as having been developed by you outside the scope of your rendering services hereunder and independently; or (d) is furnished to you by a third party not under an obligation of confidentiality to USANA or any other member of the Company Group. You agree that you will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized in writing by USANA. You will be allowed to disclose such information of the Company or any member of the Company Group to the extent that such disclosure is:

(a)     duly approved in writing by the Company or by the member of the Company Group;

(b)     necessary for you to enforce your rights under this Agreement in connection with a legal proceeding;

(c)     required by law or by the order of a court or similar judicial or administrative body, provided that you notify the Company of such required disclosure promptly and cooperates with the Company in any lawful action to contest or limit the scope of such required disclosure; or

(d)    to report possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.

Your obligations under this Agreement are in addition to any obligations you have under state or federal law. You agree that you will not violate in any way the rights that USANA or any other member of the Company Group has with regard to trade secrets or proprietary or Confidential Information. Your obligations under this Section 8 are indefinite in term.

9.    Non-Disparagement.    Except as set forth in Section 7, you agree to refrain from making any disparaging, negative or uncomplimentary statements or communications, whether public or private, regarding the Company or any member of the Company Group. As used in this paragraph, “disparaging” means anything unflattering and/or negative, whether such communication is true or untrue.

    10.    Knowing and Voluntary Waiver. You expressly acknowledge and agree that you (a) are able to read the language, and understand the meaning and effect, of this Agreement; (b) are specifically agreeing to the terms of the release contained in this Agreement because USANA has agreed to pay you the Consideration, which USANA has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution, of this Agreement; (c) acknowledge that but for your execution of this Agreement, you would not be entitled to the Consideration; (d) were advised to consult with your attorney regarding the terms and effect of this Agreement; and (e) have signed this Agreement knowingly and voluntarily. You agree that no promise or inducement has been offered except as set forth in this Agreement, and that you are signing this Agreement without reliance upon any statement or representation by USANA or any representative or agent of USANA except as set forth in this Agreement. You agree and acknowledge that you have been provided with a reasonable and sufficient period of forty-five (45) days within which to consider whether or not to accept this Agreement.

    11.    No Suit. Except as set forth in Section 7, you represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation reasonable attorneys’ fees of USANA or any of the Company Group against whom you have filed such a complaint, charge or lawsuit.

    12.    Successors and Assigns. The provisions of this Agreement shall be binding on and inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns. In the unlikely event of your death, any proceeds that are designated to be paid to you, will be paid to the Jim & Caroline Brown Trust in accordance with the terms and conditions of this agreement.

    13.    Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

14.    Return of Property; Data Security Obligations. USANA will permit you to keep the laptop computer and cell phone provided to you by USANA provided that you permit USANA to remove all USANA property, data, software, and information from the devices and cloud sources. With the exception of the laptop computer and cell phone, you shall return prior to the Effective Date, and not retain in any form or format, all USANA documents, data, and other property in your possession or control. USANA “documents, data, and other property” includes, without limitation, any computers, fax machines, cell phones, access cards, keys, reports, manuals, records, product samples, inventory, correspondence, confidential information, personally identifiable information (of USANA associates, customers, or employees), and/or other documents or materials related to USANA’s business that you have compiled, generated or received while working for USANA including all copies, samples, computer data, disks, or records of such material. After returning these documents, data, and other property, you will permanently delete from any electronic media in your possession, custody, or control (such as computers, cell phones, hand-held devices, back-up devices, zip drives, PDAs, etc.), or to which you have access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored images of USANA, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained. Furthermore, you agree, on or before the Effective Date, to provide USANA with a list of any USANA documents that you created or are otherwise aware to be password protected and the password(s) necessary to access such password protected documents.

You shall implement and maintain appropriate technical and organizational security measures to protect the USANA property, data, software, and information on the USANA laptop and cell phone provided to you against accidental or unlawful destruction or accidental loss, damage, alteration, unauthorized disclosure or access, in particular where your processing activities involve the transmission of data over a network, and against all other unlawful forms of processing, and in addition shall comply with the Company minimum security requirements communicated to you.

USANA’s obligations under this Agreement are contingent upon you returning all USANA property, documents, software, and other information as set forth above.

15.    Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you, USANA or any member of the Company Group.

16.    Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the subject matter hereof, including without limitation the termination of your Employment. Except as set forth in Section 6, this Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

17.    Effective Date. The Effective Date, as used in this Release Agreement, is defined as the eighth day after you sign this Agreement, and the Agreement is signed by the Company. So long as the Company signs the Agreement within the eight-day waiting period between your signature and the Effective Date, the Effective Date will be on the eighth day. The Company will make payment to you within five (5) days of the Effective Date in accordance with Section 3(a) of this Agreement.

18.    Amendments; Waiver. This Agreement may not be altered or amended, and no right hereunder may be waived, except by an instrument executed by each of the parties hereto. No waiver of any term, provision, or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

19.    Governing Law; Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF UTAH, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE. ANY DISPUTE ARISING OUT OF THIS AGREEMENT, OR THE BREACH THEREOF, SHALL BE BROUGHT IN A COURT OF COMPETENT JURISDICTION IN SALT LAKE COUNTY, THE STATE OF UTAH, THE PARTIES EXPRESSLY CONSENTING TO VENUE IN SALT LAKE COUNTY, THE STATE OF UTAH. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. THE PREVAILING PARTY IN ANY LAWSUIT THAT GIVES RISE TO CLAIMS GOVERNED BY THIS AGREEMENT SHALL BE ENTITLED TO AN AWARD OF ATTORNEYS’ FEES FROM THE OTHER PARTY.

20.    Cooperation. For and in consideration of the Consideration, you agree to assist the Company in your transition from Strategic Advisor.

21.    Tax Consequences. USANA makes no representations or warranty with respect to the tax consequences of the payments and any other consideration provided to you or made on your behalf under the terms of this Agreement. You agree that you are responsible for payment, if any, of local, state, and federal taxes on the payments and any other consideration provided hereunder by USANA and any penalties or assessments thereon. You further agree to indemnify and hold the USANA harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against USANA for any amounts claimed due on account of (a) your failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by USANA by reason of any such claims, including attorneys’ fees and costs.

22.    Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Payment under this Agreement will be made no later than January 31, 2029. USANA and you will work together in good faith to consider either (a) amendments to this Agreement; or (b) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to you under Section 409A. In no event will USANA reimburse you for any taxes that may be imposed on Employees as a result of Section 409A.

23.    Injunctive Relief. You acknowledge that it would be difficult to fully compensate USANA for damages resulting from any breach of the provisions of Sections 6, 8, 9, or 14 of this Agreement. Accordingly, in the event of any actual or threatened breach of such provisions, USANA shall (in addition to any other remedies that it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages.

24.    Confidentiality. Except as set forth in Section 7 and to the extent permitted by law, the parties intend that this Agreement be confidential. You warrant that you have not disclosed, and agree that you will not in the future disclose, the terms of this Agreement, or the terms of the consideration to be paid hereunder, to any person other than your attorney, spouse, tax advisor, or representatives of the Equal Employment Opportunity Commission (“EEOC”) or a comparable state agency, all of whom shall be bound by the same prohibitions against disclosure as bind you, and you shall be responsible for advising these individuals of this confidentiality provision and obtaining their commitment to maintain such confidentiality. You shall not provide or allow to be provided to any person this Agreement, or any copies thereof, nor shall you now or in the future disclose in any way any information concerning any purported claims, charges, or causes of action against the Company or any of the Company Group to any person, with the sole exception of communications with your spouse, attorney, tax advisor, or representatives of the EEOC or a comparable state agency, unless otherwise ordered to do so by a court or agency of competent jurisdiction.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Jim Brown _________________________________ Date:____________________________	USANA HEALTH SCIENCES, INC. By: _________________________________ Its: _________________________________ Date:________________________________

THIS AGREEMENT IS NOT TO BE EXECUTED UNTIL AFTER THE SEPARATION OF EMPLOYMENT HAS OCCURRED

EXHIBIT B
STATEMENT OF YOUR RIGHTS UNDER THE
OLDER WORKERS BENEFIT PROTECTION ACT

    This Statement is part of an Agreement containing a waiver of rights and claims under the federal Age Discrimination in Employment Act of 1967 (“ADEA”). Employee acknowledges that he is waiving and releasing any rights he may have under the ADEA. Your waiver of these rights must be knowing and voluntary, which means, at a minimum, that you understand that:

1. the waiver is part of an agreement between you and USANA Health Sciences, Inc. (“USANA”) which is written so that you understand it;

2. the waiver specifically refers to rights or claims under ADEA;

3. you do not waive any rights or claims that may arise after the Separation and Release of Claims Agreement (the “Agreement”) is executed by you;

4. your waiver is in exchange for consideration that is more valuable than what you are already entitled to;

5. you are advised to consult with an attorney prior to executing this Statement or the Agreement;

6. you have at least 45 days after receipt of this Statement and the Agreement to decide whether to execute it;

7. you have 7 days after you execute the Agreement to revoke it, and the Agreement will not be enforceable until this 7-day period has expired; and

8. you have been provided with a Notice of Displaced Workers as required under the Older Workers Benefit Protection Act, attached as Exhibit C.

You may revoke the Agreement by providing written notice of revocation to USANA’s HR Manager, with a copy to USANA’s General Counsel, at USANA’s Salt Lake City address at any time during the seven-day period following the date you execute the Agreement.

Your signature below acknowledges that (a) you understand the above points and have had the opportunity to ask questions, and, therefore, your waiver of your rights and claims under ADEA is knowing and voluntary; and (b) if you receive any sum under the Agreement and you later revoke it, that you must repay USANA Health Sciences, Inc. for all sums received by you under the Agreement as to which you are not otherwise entitled.

Dated this ___ day of__________, 2026

______________________________________
Jim Brown
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